Exhibit 99.1

Gladstone Commercial Corporation Announces Monthly Cash Distributions

for July, August and September 2023 and Earnings Release and Conference

Call Dates for its Second Quarter Ended June 30, 2023

MCLEAN, VA, July 11, 2023: Gladstone Commercial Corporation (Nasdaq: GOOD) (the “Company”) announced today that its board of directors declared cash distributions for the months of July, August and September 2023 and also announced its plan to report earnings for the second quarter ended June 30, 2023.

In an effort to increase retained capital in anticipation of further economic headwinds, the board of directors has taken what it believes is the prudent path and in support of the capital preservation effort, the Company’s investment adviser has agreed to amend the current Advisory Agreement to waive the otherwise applicable incentive fee for the quarters ending September 30, 2023 and December 31, 2023. Buzz Cooper, the Company’s President, stated, “We believe that the additional temporary incentive fee waiver will further aid the Company in its capital preservation effort and maintain its strong balance sheet through the remainder of 2023.”

Cash Distributions:

Common Stock: $0.10 cash distribution per common share for each of July, August and September 2023, payable per Table 1 below. The Company has paid 222 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid five consecutive quarterly cash distributions.

Table 1: Summary of common stock cash distributions:

Record Date	Payment Date	Cash Distribution
July 21	July 31	$0.10
August 23	August 31	$0.10
September 21	September 29	$0.10

	Total for the Quarter:	$0.30

Senior Common Stock: $0.0875 cash distribution per share of the Company’s senior common stock (“Senior Common”) for each of July, August and September 2023, payable per Table 2 below. The Company has paid 159 consecutive monthly cash distributions on its Senior Common.

Table 2: Summary of Senior Common cash distributions:

Payable to Holders of Record During the Month of:	Payment Date	Amount
July	August 4	$0.0875
August	September 6	$0.0875
September	October 5	$0.0875

	Total for the Quarter:	$0.2625

Series E Preferred Stock: $0.138021 cash distribution per share of the Company’s 6.625% Series E Preferred Stock (“Series E Preferred Stock”) for each of July, August and September 2023, payable per Table 3 below. The Series E Preferred Stock trades on Nasdaq under the symbol “GOODN.” The Company has paid 36 consecutive monthly cash distributions on its Series E Preferred Stock.

Table 3: Summary of Series E Preferred Stock cash distributions:

Record Date	Payment Date	Cash Distribution
July 21	July 31	$0.138021
August 23	August 31	$0.138021
September 21	September 29	$0.138021

	Total for the Quarter:	$0.414063

Series F Preferred Stock: $0.125 cash distribution per share of the Company’s 6.0% Series F Preferred Stock (“Series F Preferred Stock”) for each of July, August and September 2023, payable per Table 4 below. The Series F Preferred Stock is not listed on a national securities exchange.

Table 4: Summary of Series F Preferred Stock cash distributions:

Record Date	Payment Date	Cash Distribution
July 27	August 4	$0.125
August 28	September 6	$0.125
September 27	October 5	$0.125

	Total for the Quarter:	$0.375

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders and Series F Preferred stockholders. For more information regarding the DRIP, please visit www.gladstonecommercial.com.

Series G Preferred Stock: $0.125 cash distribution per share of the Company’s 6.00% Series G Preferred Stock (“Series G Preferred Stock”) for each of July, August and September 2023, payable per Table 5 below. The Series G Preferred Stock trades on Nasdaq under the symbol “GOODO.”

Table 5: Summary of Series G Preferred Stock cash distributions:

Record Date	Payment Date	Cash Distribution
July 21	July 31	$0.125
August 23	August 31	$0.125
September 21	September 29	$0.125

	Total for the Quarter:	$0.375

Earnings Announcement:

The Company also announced today that it plans to report earnings for the second quarter ended June 30, 2023, after the stock market closes on Tuesday, August 8, 2023. The Company will hold a conference call Wednesday, August 9, 2023 at 8:30 a.m. ET to discuss its earnings results. Please call (877) 407-9045 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through August 16, 2023. To hear the replay, please dial (877) 660-6853 and use playback conference number 13739228.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecommercial.com.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Commercial Corporation is a real estate investment trust (“REIT”) focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of March 31, 2023, Gladstone Commercial’s real estate portfolio consisted of 137 properties located in 27 states, totaling approximately 17.2 million square feet. Additional information can be found at www.gladstonecommercial.com.

Source: Gladstone Commercial Corporation

Investor Relations Inquiries: Please visit www.gladstonecommercial.com or (703) 287-5893.